Execution Copy	AMENDED MINING LEASE

        THIS AMENDED MINING LEASE is entered into effective as of the 5th day of August, 2005, between Hyak Mining Company, Inc., an Alaskan corporation (“Lessor”), and Coeur Alaska, Inc., a Delaware corporation (“Coeur”).

RECITALS

        Whereas, Hyak, as Lessor engaged in a mining lease agreement dated May 20, 1987 with Curator American, Inc. as Lessee, who later assigned its rights to Coeur Alaska, Inc. (the “1987 Mining Lease”); and

        Whereas, Curator American, Inc. subsequently assigned all its rights and obligations pursuant to the 1987 Mining Lease to Coeur; and

        Whereas, Coeur and Hyak desire to amend the mining lease relating to the same or similar properties, as further defined herein, as described in the 1987 Mining Lease, wherein Hyak shall be Lessor and Coeur shall be Lessee, and all terms and conditions of the 1987 Hyak Mining Lease are replaced by the amended terms and conditions set forth herein.

NOW THEREFORE, THE PARTIES AGREE TO AMEND AS FOLLOWS:

        1. GRANT OF LEASE

        In consideration of the royalties to be paid and the promises set forth in this Amended Lease Agreement, Lessor leases to Coeur the Leased Premises. As used in this Amended Lease, the term “Leased Premises” shall mean the exploration and mining rights to the real property located approximately 45 miles north of Juneau, Alaska and known as the Jualin Mine and described in Exhibits A, B, C and D attached to and by this reference incorporated into this Agreement, together with all other rights associated with that property to the extent Lessor possesses the right, title and authority to grant them.

        2. TITLE

        2.1 Lessor’s Warranties. Lessor represents and warrants to Coeur that it is the owner of the interest, specifically, the reserved mineral and surface rights, as specified in Exhibits, attached hereto, in the Leased Premises; that the Leased Premises are free and clear from any liens or encumbrances, except as set specifically forth in Exhibit D; and that Lessor has not and will not perform any act that will encumber all or any portion of the Leased Premises. Lessor further represents and warrants that it will (i) use its best efforts to maintain the Fremming Property as part of the Leased Premises, the Fremming Property being more particularly described in Exhibit D, and further extend and secure those rights for so long a time as to not interrupt the grant of lease pursuant to this Amended Lease Agreement; and (ii) maintain in good standing its ownership in the Falls-Diana property as further described in Exhibit A.

        2.2 Title Defects. If title to any of the Leased Premises is defective or less than as warranted in Section 2.1 of this Lease, Coeur may give Lessor written notice of the defects. Lessor, at its expense, shall cure or commence to cure such defects within 60 days following its receipt of notice of defects from Coeur. If Lessor fails to cure or to commence to cure such defects within the 60 days, or if, having timely commenced to cure the defects, fails to prosecute such curative actions diligently to completion, Coeur may undertake to cure any such defects or to defend or to initiate litigation to perfect, defend or cure title to the Leased Premises. Coeur shall have the right to deduct the reasonable cost of its efforts to defend or cure the title to the Leased Premises from payments to be made to Lessor pursuant to Article 6 of this Amended Lease. Coeur may at any time, after providing Lessor with 15 days notice, withdraw from or discontinue any title litigation or any steps it may have taken to perfect, defend or cure title. Coeur shall not be liable to Lessor if Coeur is unsuccessful in, withdraws from or discontinues title litigation or other curative work. Lessor agrees to cooperate fully with Coeur in any and all steps undertaken by Coeur to remedy title defects. Except for the right of set—off against payments to be made to Lessor pursuant to Article 6 of this Amended Lease, Lessor shall have no liability to Coeur for any expenses incurred by Coeur under this Section 2.2.

3. TERM OF LEASE

        The initial term of this Amended Lease shall be fifteen (15) years from the date of execution of this Amended Lease and continue so long thereafter as either (i) minerals are being commercially mined, processed or marketed from the Leased Premises on a continuous basis or, in the alternative (ii) Advance Minimum Royalties are being paid by Coeur, unless sooner terminated under any of the provisions contained in this Agreement. The term of this Amended Lease shall be automatically extended to the second term beginning August 5, 2020, and ending on August 5, 2035, upon payment of the 2009 Prepayment of Royalties due on the anniversary date of this Amended Lease Agreement, as set forth in Section 6.1 below.

        This Amended Lease Agreement shall also be automatically extended beyond the termination date of the second term, beyond August 5, 2035, if Coeur is actively engaged in mining and production from the Leased Premises. This additional extension shall terminate upon the cessation of mining and production from the Leased Premises for more than 30 continuous days other than a delay due to a force majeure.

4. POSSESSION AND CONTROL OF PROPERTY

        4.1 Possession and Control. Coeur shall have the exclusive right and privilege to enter upon the Leased Premises for the purposes of surveying, exploring, prospecting, sampling, drilling, developing, mining (whether by underground, open pit, solution mining or other methods now known or hereafter developed), stockpiling, removing, shipping, processing, marketing or otherwise disposing of minerals, providing that such operations shall include only those operations that Lessor lawfully may perform on the Leased Premises. To the extent Lessor possesses the right, title and authority, Lessor also grants to Coeur the right to construct roads and buildings; to use, maintain, repair, replace and relocate buildings constructed by it, roads, tailings or other by-products of development, production or operation; to use and convert so much of the surface of the Leased Premises as may be reasonably necessary, convenient, suitable for or incidental to any of the rights and privileges of Coeur under this Amended Lease or otherwise reasonably necessary to effect the purposes of this Amended Lease; to use easements and all rights-of-way for ingress and egress to and from the Leased Premises to which Lessor may be entitled; to use any surface and underground water now existing or subsequently discovered or developed in or on the Leased premises; to drill and operate water wells; and to exercise all other rights that are incidental to any or all of the rights granted, expressly or implicitly, to Coeur in this Amended Lease.

        4.2 Timber Rights. Notwithstanding the above exclusive possession and control rights granted to Coeur, Lessor, if it so elects, shall have the right to manage and harvest the standing timber situated upon the Leased Premises so long as Lessor’s activities do not conflict in any way with Coeur’s activities and interests.

        4.3 Surface Use by Hyak. Lessor may maintain, repair and construct improvements on the surface of the Leased Premises so long as Coeur is provided in advance with written detailed plans and locations of such improvements and use thereof, which approval of such activities shall be at the sole discretion of Coeur.

5. OPERATING RIGHTS AND PROCEDURES

        5.1 Standard of Performance. Coeur agrees to cause all work to be done in a careful and minerlike manner and to conform in all respects to applicable governmental rules, regulations and statutes. Coeur further agrees to reclaim all portions of the surface of the Leased Premises that are disturbed by Coeur’s operations in accordance with applicable rules, regulations and statutes, and in conformance to all rights of the owners of the surface.

        5.2 Liability. Coeur shall obtain and, at all times during the term of this Amended Lease, maintain insurance required by law. Coeur shall assume all liability to third parties and as to its own employees pursuant to workers’ compensation claims, in connection with its operations on the Leased Premises. If Coeur’s operations on the Leased Premises cause damage to the surface owner for which Lessor legally is obligated to the surface owner, Coeur will compensate the surface owner. Except as provided in Section 15.1 of this Amended Lease, Coeur agrees at all times to indemnify and hold harmless Lessor against any and all claims, suits, actions, debts, damages, costs, charges and expenses (including court costs and attorneys’ fees), liability, loss and damages whatsoever that Lessor shall or may at any time sustain or be put to by reason of the performance or non-performance by Coeur of any of its obligations under this Amended Lease or in any other manner attributable to the use and occupancy of the Leased Premises by Coeur. Lessor shall give written notice to Coeur of any act or occurrence involving any liability or claim, demand or item of costs indemnified against herein promptly after the existence of any such claim, suit, action, debt, damage or liability shall have to come to the actual knowledge of Lessor, and promptly shall tender to Coeur the defense of any suit, action or claim brought by or asserted against Lessor.

        In addition to the above, Coeur shall at all times during the term of this Amended Lease, or any renewals or extensions hereof and at its own expense, procure, maintain and keep in force for both the benefit of Lessor and Coeur general public liability insurance for claims for personal injury, death or property damage, occurring in or about the Leased Premises arising out of the actions of Coeur, with limits of not less than $1,000,000 in respect to death or injury of a single person, and not less than $300,000 in respect to property damage. Coeur shall additionally maintain all statutory workers’ compensation coverages.

        5.3 Permits.Lessor understands that Coeur may make efforts to obtain rights, permits, rezoning and other authorization of every kind and nature whatsoever from governmental or private entities as may be necessary to explore, mine, handle, store, transport or sell minerals. While Coeur shall be solely responsible in these efforts, Lessor agrees to assist upon Coeur’s request and at Coeur’s expense.

        5.4 Liens. Coeur shall keep the title to the Leased Premises free and clear of all liens and encumbrances resulting from its operations under this Amended Lease. Coeur may refuse to pay any claims asserted against it which Coeur disputes in good faith. Coeur may contest any suit commenced to enforce such a claim, but if the suit is decided against Coeur, Coeur promptly shall pay the judgment when final.

        5.5 Taxes. During the term of this Amended Lease, Coeur shall pay when due all lawful taxes and assessments assessed and levied upon or against the Leased Premises and such taxes and assessments as are attributable to Coeur’s operations under this Amended Lease, or upon any property or improvements placed by Coeur on the Leased Premises for its own use. Lessor shall pay that portion of production and severance taxes levied on or measured by production attributable, to the royalties payable under Article 6 of this Amended Lease. Coeur shall have the right in good faith to contest any of the above taxes and assessments but shall not permit or suffer all or any portion of the Leased Premises, or any improvements or personal property on the Leased Premises, to be sold for taxes or assessments.

        5.6 Subrogation. Coeur at its option shall have the right to redeem for Lessor, by payment, any mortgage, taxes or other liens on the Leased Premises in the event of default or non-payment by Lessor. If Coeur pays any such mortgage, taxes or other liens, Coeur shall be subrogated to the rights of the holder of the mortgage or lien and also shall have the right to retain and repay itself from any payments that become due Lessor under Article 6 of this Amended Lease. The retention of such payments by Coeur shall have the same effect as if paid to the Lessor in whose behalf payment of any mortgage, taxes or other lien was made.

        5.7 No Implied Covenants. Notwithstanding that Coeur shall maintain certain obligations and responsibilities pursuant to this Amended Lease Agreement as to work commitments, Coeur does not make any express or implied covenant, agreement or condition relating to the exploration or development of the Leased Premises or to the conduct or to the extent of any mining operations upon, under, through and from the Leased Premises. Whether or not any such exploration, development, production or mining operations shall at any time be conducted, and the nature, manner and extent of such operations shall be determined within the sole discretion of Coeur.

6. PAYMENTS TO LESSOR

        6.1 Lease Acquisition Fee. Upon execution of the Amended Lease Agreement, Coeur shall pay to Lessor the sum of Three Million Dollars ($3,000,000) (the "Amended Lease Acquisition Fee"), and

        6.2. Advance Royalties.

(a) Until mineral production from the Lease Premises commences, Coeur shall pay Lessor advance minimum royalties as follows:

(i) During the initial term of this lease, Coeur shall pay to Lessor, as advance minimum royalties, the sum of $231,000 on or before May 1 of each calendar year of the initial term (the “Advanced Minimum Royalty”). The annual Advance Minimum Royalty shall be adjusted in 2009 and every third year thereafter during the initial term by the percentage change in the Consumer Price Index published by the U. S. Department of Commerce for All Urban Consumers, City of Anchorage, Alaska, using the index for the last quarter of 2005 as the base period for this purpose.

(ii) On August 5, 2009, Coeur shall pay to Lessor a lump sum of Three Million Dollars ($3,000,000) as advance royalties to secure extension of this Amended Lease Agreement for the second term, ending August 5, 2035 (the “2009 Prepayment”). Additionally, Coeur shall pay to Lessor during the second term the annual advance minimum royalties as set forth in Sec. 6.2 (i) above. Failure to make the lump sum advance royalty payment shall terminate the lease on August 5, 2020, unless Coeur shall be actively engaged in mining and production from the Lease Premises, in which case the provisions of Sec. 6.3 shall apply.

(b) Recoupment of Advance Minimum Royalty and 2009 Prepayment. Coeur shall have the right to a credit and the recovery of the Advance Minimum Royalties and the 2009 Prepayment paid to Lessor against future Production Royalties due to Lessor pursuant to Section 6.3 of this Amended Lease until the Advance Minimum Royalties and 2009 Prepayment have been recouped. Notwithstanding the above, the recoupment of the Advance Minimum Royalties and 2009 Prepayment from the Production Royalties shall not cause the Production Royalty to be reduced in any given year to less than $231,000, as adjusted in 6.2 above.

(c) Waiver of rights to prior Advance Minimum Royalties. It is expressly agreed that any previously accrued Advanced Minimum Royalties due as a credit to Coeur pursuant to the 1987 Mining Lease shall be extinguished as of the date of this Agreement.

(d) Termination for Failure to Pay. Coeur’s failure to make payments on the dates specified in this Section 6 for more than 10 days after the due date shall be a default under this Amended Lease Agreement and Lessor shall have the right to terminate due to said default. Lessor shall notify Coeur in writing of the default and Coeur shall have 30 days after receipt of said notice to cure the default. If not cured, Coeur shall vacate the property, except that Coeur shall have the right to re-enter the property to perform reclamation as required.

        6.3 Production Royalty. After the commencement of commercial production, Coeur shall pay Lessor either (a) a production royalty of five percent of “Net Returns” (as defined below) from all ores, minerals, or other products mined and removed from the Leased Premises and processed or sold by Coeur (the “Production Royalty”) or (b) $231,000 (as adjusted under 6.2 above) whichever is the greater. As used in this Amended Lease, the term “Net Returns” shall mean the amount actually received by Coeur from the smelter or other purchaser of the ores, minerals or other products produced directly out of the Leased Premises, and specifically not including ores or other products arising out of Coeur’s nearby Kensington or other mining operations, after deducting the following items to the extent borne by Coeur: smelter and treatment charges or costs, and charges for transportation from the mine to the smelter or other purchaser.

        6.4 Payment. Production Royalty payments shall be made on or before the last day of the month following the month in which settlement for ores, minerals or other products sold is made. All royalty payments shall be accompanied by a statement indicating the amount of ores mined from certain claim groups as designated by the Lessor, minerals or other products sold or processed and the computation of the royalty being paid.

        6.5 Lesser Interest. If Lessor owns less than the interest, specified in Article 1 of this Amended Lease and in Exhibit A, in the minerals in and underlying the Leased Premises, then all payments that become due Lessor under Article 6 of this Amended Lease shall be due the Lessor only in the proportion that his actual interest bears to the entire interest specified in Exhibit A. If at any time or from time to time during the term of the Amended Lease, Lessor acquires an additional interest in the Leased Premises, then such additional interest shall be deemed to be subject to the terms of this Amended Lease. Lessor agrees to notify Coeur in writing promptly upon the acquisition of any additional interest on the Leased Premises. The notice shall be accompanied by a copy of the instrument pursuant to which Lessor acquired the additional interest. Payments that become due to Lessor following Coeur’s receipt of such notice shall he proportionately increased to reflect the Lessor’s acquisition of an additional interest in the Leased Premises.

        6.6 Disputes Regarding Royalties. Lessor shall be deemed to have waived any right he may have had to object to the payments made by Coeur unless Lessor notifies Coeur in writing of such objection within one year after receipt of such disputed payment. If Lessor and Coeur are unable to resolve the dispute by agreement within 30 days after Coeur’s receipt of Lessor’s notice, the dispute shall be resolved by arbitration as provided in Section 14.1.

        6.7 Suspension of Payments. Coeur shall have the right to suspend payments in whole or in part in the event that any person, firm, or corporation (other than Lessor) provides reasonably substantial evidence supporting its entitlement to payment of any amount due and payable under this Amended Lease. Said suspension shall not result in termination of this Amended Lease and it shall remain in effect until the claims are resolved to Coeur’s satisfaction. If any person, firm or corporation (other than Lessor) is entitled to the payment of rentals or royalties in the Leased Premises or production therefrom, and if Coeur is required to pay same, then Coeur may deduct such payments from payments that are or become due Lessor under this Amended Lease.

7. ANNUAL WORK PLAN AND RESULTS SUBMITTAL

        7.1 During exploration and before commencement of production, Coeur shall perform a minimum amount of work on the Leased Premises in an amount not less than $500,000 in each of the calendar years 2005 through 2009 (the “Minimum Work Commitment”). Required federal and state claim rental fees and work performed under this commitment that may be qualified for and claimed as assessment work, rental fees and assessment work being collectively known as “holding costs,” shall be deemed included as part of the Minimum Work Commitment. Work performed in a sum or sums in excess of the Minimum Work Commitment may be carried forward in whole or in part to succeeding years in order to meet the succeeding years’ Minimum Work Commitment requirement.

        7.2 On or before January 31 of each year during exploration, Coeur shall furnish Lessor with information that describes the work performed during the immediately preceding calendar year, the results of such work, including but not limited to, drill hole results, and the work plan for the succeeding calendar year.

        7.3 In the event Coeur elects not to fulfill the Minimum Work Commitment in any calendar year and Coeur has exhausted or has not earned a carry forward from prior years, Coeur shall pay to Lessor the sum of $500,000 each year that the Minimum Work Commitment is not fulfilled, less holding costs. If Coeur performs less than $500,000 of work and has failed or refused to prepare a work plan demonstrating work to be performed in the succeeding calendar year, Coeur shall pay to Lessor the difference between the Minimum Work Commitment, less the value of the work actually performed and the holding costs. All payments shall be made on or before January 31 following the calendar year in which the Minimum Work Commitment should have been performed.

        7.4 All geological, geophysical and geochemical information derived from the Leased Premises will be furnished to Lessor, including but not limited to assay reports, maps, diagrams and any other documents or records containing information regarding the Leased Premises. This requirement to furnish information shall not be limited to the period of the Minimum Work Commitment, but shall apply to all similar information whenever obtained during the term of this lease and any extension thereof. Such information shall be furnished on or before January 31 of each calendar year.

        7.5 Information acquired on the Leased Premises shall not be made available to third parties without Lessor’s consent, unless such information shall be required by any governmental entity having jurisdiction or shall be required as a public filing. Any information acquired by Coeur concerning other properties that may be joined with the Leased Premises to form a larger mining property shall not be made available to Lessor without the consent of the parties owning or controlling the other properties. However, nothing in this paragraph shall prevent Coeur from disclosing information regarding the Leased Premises pursuant to a Confidentiality Agreement to others who may be interested in the Leased Premises. Upon entering into one or more Confidentiality Agreements, Coeur shall inform Lessor of the persons or entities who have obtained information pursuant to such Confidentiality Agreements.

8. COMMINGLING

        Coeur shall have the right to commingle minerals produced from the Leased Premises with minerals produced from other nearby properties for the purposes of transportation, storage, sale or other disposition, including, without limitation, processing or conversion to another product that is sold by Coeur. In that event, Coeur shall perform sufficient monitoring to determine the quantity and grade of minerals removed and sold from the Leased Premises or removed from the Leased Premises for the purposes of conversion to another product that is sold by Coeur, to support an accurate determination of production royalties.

9. CROSS-MINING RIGHTS AND ACCESS

        During the term of this Amended Lease, Coeur shall have the right, if it so desires and to the extent but only to the extent Lessor possesses the title and authority under the mineral reservation described in Article I to grant it, to possess and use all or any part of the surface or subsurface of the Leased Premises and any or all facilities, tunnels, shafts, pits, openings, ditches, pipelines, equipment, machinery, and other improvements existing upon or under the Leased Premises for the purpose of developing, producing, removing, extracting, mining, storing and transporting minerals, waste, tailings, residues, water fluids, solutions or materials from any adjoining or nearby property owned, controlled or operated by Coeur, including but not limited to the Kensington Mine site, and for any other purposes, including access connected with exploration, development, production, or reclamation operations on such adjoining or nearby property. In the event that Coeur receives cash payments for use by a third party of any part of the surface or subsurface; including but not limited to, roads, tunnels and shafts; Coeur shall retain 100% of the payment amounts until Coeur has recovered all of its costs, if any, in establishing or constructing the part or parts of the surface or subsurface being used by the third party. After Coeur has recovered its costs as described above, any further payments will be divided as to 75% to Coeur and 25% to Hyak.

10. CAMP FACILITIES

        Lessor represents that it is the owner of certain camp facilities and ancillary equipment situated on the Leased Premises. Coeur shall have full usage rights of the existing camp facilities and shall have the right, but not the obligation, to upgrade or demolish the facilities in compliance with local ordinances and laws as it deems appropriate.

11. TAILINGS AND RESIDUE

        Subject to the production royalties provided for in Article 6, all tailings and other residue resulting from extraction, milling, processing, or other operations upon the Leased Premises shall be the sole and exclusive property of Coeur so long as the Amended Lease is in effect.

12. FORCE MAJEURE

        Mining operations shall not be deemed to have terminated or ceased and it shall be deemed that minerals are being mined and mining operations are being conducted if mining operations are suspended or are prevented or prohibited by force majeure. The term force majeure refers to any cause of any kind or nature whatsoever beyond Coeur’s control, including, but not limited to: (1) law, ordinance, governmental regulations, restraint, or court order; (2) inability to obtain permits, licenses, or any necessary governmental or private authorization; (3) scarcity or inability to obtain equipment, material, power or fuel; (4) labor shortages, labor disturbances, strikes, lockouts, and other industrial disturbances; (5) failure of carriers to transport or furnish facilities for transportation; (6) act of God, act of the public enemy, war, blockade, riot, insurrection, lightning, fire, storm, flood, inclement weather, washout, explosion, unless such explosion is caused by Coeur’s sole negligence; and (7) breakage of or accident to machinery or facilities, unless caused by Coeur’s sole negligence. Coeur shall provide Lessor with written notice of the declaration of force majeure and the reasons thereof within 15 days after the declaration of force majeure. Coeur shall exercise reasonable diligence to remove force majeure as quickly as possible but shall not be required to settle any strikes, lockouts or other labor difficulties against its wishes or to challenge the validity of any governmental law, regulation, or request. With the exception of royalty payments due under Article 6 of this Amended Lease, the time for the performance of obligations under this Amended Lease and the term of this Amended Lease shall be extended for a period equal to the period or periods of force majeure.

13. DISCONTINUANCE DUE TO ECONOMIC CAUSES

        If, at any time during the term hereof or any extension of that term, mining, processing or marketing operations are determined by Coeur to be uneconomic, Coeur shall have the right, from time to time, to discontinue, temporarily, operations hereunder for a cumulative period not to exceed five (5) years. In each such proposed discontinuance, Coeur shall notify Lessor of the total period of each such proposed discontinuance and the reasons therefor.

14. TERMINATION

        14.1 By Lessor. At the election of Lessor, the failure of Coeur to make or cause to be made any of the payments required by this Amended Lease or to keep or perform any agreement on its part to be kept or performed according to the terms or provisions of this Amended Lease shall constitute an event of default. Upon an event of default, Lessor shall give to Coeur written notice of default, specifying the particular default or defaults relied on by him. Coeur shall have a reasonable time (which in any case shall not be less than 30 days) after receipt of such notice in which to contest, cure or commence to cure the alleged default or defaults. If Coeur contests that default occurred, it shall so advise Lessor in writing within 30 days after receipt of Lessor’s notice Any dispute arising hereunder, including such as may arise out of a failure to mutually agree, shall be determined by arbitration under the laws of the State of Alaska in accordance with the Rules of the Uniform Arbitration Act in the State of Alaska then in force, in accordance with Section 20.3 herein.

        14.2 By Coeur. Notwithstanding any provisions herein to the contrary, Coeur may at any time and from time to time terminate and surrender this Amended Lease as to all or part of the Leased Premises by delivering to Lessor a properly executed release of the property surrendered. Upon surrender of this Amended Lease, Coeur shall be relieved of all obligations as to the Leased Premises, except obligations that have accrued prior to surrender and the obligations to reclaim the surface disturbed by Coeur’s operations in accordance with applicable laws and regulations. Consistent with the above, the obligation contained in section 6.1 as to the 2009 Prepayment, if not yet made at the time of termination by Coeur, is likewise extinquished.

        14.3 Removal of Equipment. Coeur shall have one year after an event of surrender or termination of this Amended Lease to remove from the Leased Premises all buildings, warehouses, equipment and all personal property of every kind and nature erected or placed in or upon said Leased Premises by it, providing that the right of removal shall not extend to mine timbers in place unless the Lessor and the surface owner agree. Any such property not removed within the time provided in this Section 14.3 shall become the sole property of the surface owner provided that Coeur shall remove all such property from the Leased Premises that the owner of the surface rights lawfully may require Coeur or Lessor to remove.

        14.4 Obligation Upon Termination. Upon termination of this Agreement, pursuant to Section 14.1 of this Amended Lease, Coeur shall be under no further obligation or liability under this Agreement from and after the date of termination, except for the following; (a) Coeur shall perform obligations and satisfy liabilities to Lessor or third parties, respecting the Leased Premises that have accrued prior to the date of termination; including, but not limited to, the closing and securing of mine openings in a safe manner; (b) Coeur shall restore the surface of the Leased Premises pursuant to Section 14.2 above; and (c) Coeur shall furnish to Lessor all information and data relating to the quality and quantity of minerals within the Leased Premises derived from Coeur’s operations under this Amended Lease.

        15. RECLAMATION. Consistent with section 14.2 above, Coeur agrees that it will have, upon termination of this Amended Lease Agreement at the conclusion of mining, performed mine reclamation in accordance with the applicable approved reclamation plan associated with the mining and processing activities conducted upon the Leased Property. In addition, if termination of this Amended Lease Agreement occurs prior to the conclusion of mining activities, Coeur will, within a reasonable time thereafter, perform mine reclamation in accordance with said reclamation plan, provided that Lessor, through an appropriate written consent, provides necessary access to the Property to Coeur to complete its reclamation activities.

        16. AREA OF INTEREST

        Both Coeur and Lessor will be subject to an area of mutual interest covering all lands within one (1) mile of the Leased Premises, exterior to the claims listed in Schedules, and only so long as they fall within the Jualin property side of the mining area (the “Area of Interest”). If Coeur or Lessor acquires by staking any property rights of any nature whatsoever within the Area of Interest while the Amended Lease is in effect, those property rights shall be committed to this Amended Lease at the election of the non-acquiring party, subject to the reimbursement of the acquiring party’s acquisition cost, except that the location costs of unpatented mining claims located by Coeur, if committed to the Amended Lease as aforesaid, shall be borne solely by Coeur, but treated as annual work expenditure costs.

        Property rights of any nature whatsoever acquired from a third party within the Area of Interest by either Coeur or Lessor shall be specifically excluded from inclusion in this Amended Lease.

        17. INSPECTION, RECORDS AND CONFIDENTIALITY

        17.1 Inspection. Lessor and his agents, duly authorized in writing, may enter upon the Leased Premises to inspect the same, during normal business hours and at such times and upon such notice to Coeur as shall not unreasonably hinder or interrupt Coeur’s operations and activities. Lessor shall enter upon the Leased Premises at his own risk and expense and shall indemnify Coeur against any loss, damage, claim or demand by reason of injury to or the presence of Lessor, his agents, representatives, licensees, or guest arising from such inspection.

        17.2 Records. Coeur will furnish to Lessor, upon request but not less frequently than semi-annually, all records of drilling, assay reports, maps, weight tickets or other factual data pertaining to Coeur’s operations on the Leased Premises and the calculation of royalties under this Amended Lease. Coeur shall not be obligated to furnish Lessor with access to any interpretive data that deals with geologic concepts or other internal proprietary matters. Upon request by Lessor within 30 days following expiration or termination of this Amended Lease, Coeur shall furnish to Lessor all non-interpretive and non-proprietary factual data, pertaining to the Leased premises and the operations conducted on the Leased Premises by Coeur. Coeur and Lessor agree to hold a project meeting in Juneau, Alaska at least once during the Lease year for the purpose of briefing Lessor on the significant developments concerning the Leased Premises.

        17.3 Confidentiality. Lessor agrees that during the term of this Amended Lease, he shall treat specified information acquired under this Amended Lease as confidential and shall not use the name of Coeur in any document or press release or disclose any such information he may obtain under this Amended Lease to third parties or to the public without first having obtained the written approval of Coeur as to the form and content of any such disclosure or release. Lessor further agrees not to use, sell, give, disclose or otherwise make available to third parties or to the public at any time any knowledge or information relating to internal proprietary technique and methods used by Coeur for purposes of geological interpretation, extraction, mining, processing of minerals or any other proprietary information of Coeur that Lessor may acquire.

        18. ASSIGNMENTS AND TRANSFERS

        18.1 By Lessor. If, at any time during the term of this Amended Lease, Lessor desires to sell all or any portion of the Leased Premises or the production royalty as defined in Section 6.3, Lessor shall deliver to Coeur a written notice of such desire and thereafter for a period of 30 days will negotiate in good faith with Coeur to determine whether terms mutually agreeable for the sale of such property to Coeur can be agreed upon by the parties. After such 30-day period, if an agreement satisfactory to both parties has not been entered into, Lessor shall be free to negotiate with and sell the Leased Premises or any part thereof to third parties, providing that no such sale shall be made upon terms less favorable to Lessor than those offered by Coeur. The foregoing shall not apply to any transfer, to a family member for estate planning purposes or any other purpose if the transfer is for less than the fair market value of the Leased Premises being transferred, or to an affiliate corporation in which Lessor owns a majority interest. All transfers shall be subject to this Agreement and to all rights of Coeur, its successors and assigns, under this Agreement in and to the Leased Premises.

        18.2 Divided Ownership. No change or division in ownership of the Leased Premises or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Coeur under this Amended Lease. Further, no change or division in the ownership of the Leased Premises or royalties shall be binding upon Coeur for any purpose until the person acquiring any interest has furnished Coeur with recordable instrument or instruments constituting his claim of title from the original Lessor.

        18.3 By Coeur. Coeur shall have the right to assign its rights and obligations under this Amended Lease and its interest in the Leased Premises in whole or in part at any time under the following terms and conditions:

a.	If to an Affiliate or an entity which is a successor to all or substantially all of the business of Coeur through merger, consolidation, reorganization or sale of all or substantially all of its assets, without prior written consent of Lessor;

b.	If in connection with the financing of its operations under this Amended Lease, Coeur may encumber, pledge or assign its rights and obligations for the purpose of security, without the prior written consent of Lessor;

c.	If to an entity, which is technically and financially capable of carrying out the obligations of Coeur under this Amended Lease, without the prior written consent of Lessor. For the purposes of this Section, Coeur shall be deemed to have established the capability of such entity to carry out such obligations if Coeur produces certified financial statements relating to such entity which demonstrate a net worth and substantial expertise in the filed of mining during the preceding ten years so as to assure Lessor of such entity’s ability to carry out the terms and provision of this Amended Lease Agreement; or

d.	If to any other entity, only with Lessor’s prior written consent, which consent shall not be unreasonably withheld.

Coeur shall remain continuously liable under this Amended Lease after an assignment only in the case of an assignment under (a) or (b) of this Section of this Amended Lease. In the case of any other assignment, Coeur shall be relieved of all further obligations and liabilities arising under this Amended Lease which are incurred or accrue after the effective date of the assignment, but only to the extent that such obligations and 1iabilities are assumed by the assignee under the term of said assignment.

        19. NOTICES AND PAYMENTS

        19.1 Payments. All payments provided for in this Amended Lease Agreement may be made by paying or tendering the same to Lessor’s credit at a depository designated by Lessor or such other depositories as Lessor may from time to time designate in writing, or its successors, which shall continue as the depository, regardless of the changes in ownership of the Leased Premises, for all payments under this Amended Lease, If said bank shall fail or refuse to accept payments, Coeur shall not be held in default until 60 days after receipt from Lessor of written notice designating a different depository bank. Upon making payment to the depository bank, Coeur shall be relieved of any and all responsibility for the division or distribution of the amount paid to the Lessor or its successors in interest.

        19.2 Notices. Any notice required or permitted under this Amended Lease may be served personally or by certified or registered mail (postage prepaid, return receipt requested) on the parties at the following addresses:

Lessor:	Hyak Mining Company, Inc.
1114 Glacier Avenue
Juneau, Alaska 99801
Coeur:	Coeur Alaska, Inc.
Attn: General Manager
3031 Clinton Drive, Suite 202
Junuea, Alaska 99801
Copy to:	Coeur d' Alene Mines Corporation
Attn: VP, North American Operations
505 Front Street, PO Box I
Coeur d' Alene, ID 83816-3511

Notices shall be deemed given upon delivery or mailing as provided in the preceding sentence. Upon giving notice to a party to this Amended Lease at the address shown above or such other address as may be communicated to the parties in writing, the noticing party shall be deemed to have given notice to the other party or its successors in interest. Either party may change its address by giving written notice of the change to the other party.

20. GENERAL

        20.1 Entire Agreement. This is the entire agreement between the parties. No modification of this Amended Lease shall be effective unless in writing and executed by the parties to this Amended Lease.

        20.2 Choice of Law. The Amended Lease shall be governed in all respects by the laws of the State of Alaska.

        20.3 Arbitration of Disputes. Any controversy, dispute or claim arising out of or from this Amended Lease Agreement, or alleged breach thereof, shall be settled by arbitration pursuant to the Uniform Arbitration Act of the State of Alaska (§§9.43.010 et.seq., Alaska Statutes) as amended and as in effect on the date either party commences arbitration proceedings. Said Act shall control the substantive and procedural aspects of the proceedings unless otherwise agreed in this Amended Lease. Judicial review may be had pursuant to said Act.

(a)	Proceedings shall be initiated by the complaining party serving upon the other party a complaint, as would be done in court proceedings. The allegations regarding the circumstances giving rise to the issues to be arbitrated shall be stated in detail and with particularity. The party upon whom the complaint is served shall answer or otherwise respond with a pleading just as is required by the Alaska Rules of Civil Procedure for a court action. Except, however, the response shall be served upon the initiating party within 30 days from the date of service of the complaint.

(b)	The parties shall agree upon an arbitrator, who is neutral, competent and willing to serve and, if possible, who has experience in cases involving mining and mining contracts. Should the parties fail to reach agreement within 20 days from the date proceedings are initiated, either party may apply to the court for appointment of an arbitrator who meets the criteria set forth herein pursuant to the provisions of the Act.

(c)	Prehearing discovery shall not be allowed except upon order of the arbitrator for good cause shown, the parties being in agreement that the expense and time associated with discovery should be minimized, and that this desire should, however, be balanced against the need for each party to be able to effectively present its case.

(d)	Each party to the arbitration proceedings shall bear one-half of the arbitrator’s fees and expenses, which shall be promptly paid by each party monthly within 15 days from the submission by the arbitrator to the parties of his reasonably detailed and itemized statement for services rendered, which statement shall be submitted by the arbitrator at the end of each month.

(e)	Each party shall bear its own attorney’s fees and costs of litigation for the proceedings before the arbitrator. This subparagraph (e) is not applicable to court proceedings, in which event the parties recognize that applicable law shall govern and the matter will be decided by the court.

        20.4 Further Documents. The parties further agree to execute all such further documents and do all such further things as may be necessary to give full effect to the terms of this Amended Lease including, without limitation, the execution and recording of a memorandum counterpart of this Amended Lease.

        20.5 Binding Effect. All of the covenants, conditions and provisions of this Amended Lease shall run with the land and shall inure to the benefit of and be binding upon the parties, their respective heirs, executors, administrators, successors and assigns.

        20.6 United States Currency. All references to dollars in this Amended Lease refer to United States currency.

        20.7 Severability. If any provision of this Amended Lease or any application thereof shall be invalid or unenforceable, the remainder of this Amended Lease and any other application of such a provision shall not be affected thereby.

        20.8 Amendments of Lease. This Amended Lease Agreement may only be modified or amended by a document in writing executed by all parties hereto.

        20.9 Headings. The headings and subheadings used herein are for convenience only and shall not be deemed to be a part of the Amended Lease for purposes of construction thereof.

        20.10 Waiver. The failure of any party to insist upon the strict performance of any provision of this Amended Lease or to exercise any right, power, or remedy consequent upon a breach thereof, shall not constitute a waiver of any such provision, breach or subsequent breach of the same or any other provisions.

        20.11 Time. Time is of the essence of this Amended Lease.

        20.12 Recordation. This Amended Lease Agreement shall not be recorded, but the parties shall record a memorandum of Lease as permitted by AS 40.17.120.

        21. Effect of Amendment

        This Amended Lease is intended to be a substitute of all terms and provision of the 1987 Mining Lease. In the event of a conflict in terms or provisions of the 1987 Mining Lease and this Amended Lease Agreement, the terms and provisions of this Amended Lease Agreement shall prevail.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Signature Page to Follow

LESSOR:
HYAK MINING COMPANY, INC.
By:___________________________________
E. Neil MacKinnon, President

(CORPORATE ACKNOWLEDGEMENT)

STATE OF ALASKA)
: ss
__________JUDICAL DISTRICT)

        This is to certify that on this _________ day of August, 2005, personally appeared before me E. Neil MacKinnon, to me known and known to me to be the individual described in and who executed the within Mining Lease, and acknowledged that he signed the same as his free and voluntary act and deed on behalf of the corporation, for the uses and purposes therein mentioned.

        GIVEN UNDER MY HAND and official seal this __________ day of _______________, 2005.

_________________________________________
Notary public for___________________________
My commission expires:_____________________
(SEAL)

LESSEE:
COEUR ALASKA, INC.
By:___________________________________
Dennis Wheeler, President and CEO
By:___________________________________
Donald Birak, Sr. VP Exploration

ATTEST:
________________________________________
Secretary

(LESSOR ACKNOWLEDGEMENT)

STATE OF IDAHO)	: ss
FIRST JUDICAL DISTRICT)

        This is to certify that on this ____ day of August, 2005, personally appeared before me Dennis Wheeler, to me known and known to me to be the individual described in and who executed the within Mining Lease, and acknowledged that he signed the same as his free and voluntary act and deed on behalf of the corporation, for the uses and purposes therein mentioned.

GIVEN UNDER MY HAND and official seal this ______ day of __________, 2005.

_________________________________________
Notary public for ___________________________
My commission expires: _____________________
(SEAL)

ATTEST:
________________________________________
Secretary

(LESSOR ACKNOWLEDGEMENT)

STATE OF IDAHO)	: ss
FIRST JUDICAL DISTRICT)

        This is to certify that on this ____ day of August, 2005, personally appeared before me Donald Birak, to me known and known to me to be the individual described in and who executed the within Mining Lease, and acknowledged that he signed the same as his free and voluntary act and deed on behalf of the corporation, for the uses and purposes therein mentioned.

GIVEN UNDER MY HAND and official seal this ______ day of __________, 2005.

_________________________________________
Notary public for ___________________________
My commission expires: _____________________
(SEAL)